UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 4, 2007

DYNAMIC LEISURE CORPORATION

(Exact name of registrant as specified in its charter)

333-07953

(Commission File Number)

Minnesota	41-1508703
(State or other jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

5680A W. Cypress Street

           Tampa, FL 33607

(Address of principal executive offices)

(813) 877-6300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT.

Modification and Waiver Agreement dated June 4, 2007

On June 4, 2007, Dynamic Leisure Corporation entered into a Modification and Waiver Agreement with Alpha Capital Aktiengesellschaft, JM Investors, LLC, and Libra Finance, S.A. (the “Investors”).

Under the Modification and Waiver Agreement all accrued interest and penalties as of June 4, 2007 of $268,134 was added to the principal amount of the Notes of $155,158 and interest will accrue on the new principal amount at the rate of 5% per annum beginning June 4, 2007. Interest is payable on any conversion date or on the maturity dates of the Notes, which have been extended to December 4, 2007. All principal and accrued interest is convertible at any time into shares of the Company’s common stock at a fixed conversion price of $0.75, subject to adjustment. As long as the Notes are outstanding, if the Company issues any Common Stock, other than for certain enumerated exceptions, as set forth in the Modification and Waiver Agreement, prior to the complete conversion of the Notes for a consideration less than $0.485 per share, the conversion price shall be reduced to such other lower issue price. In addition, the purchase price of the warrants is subject to adjustment if the Company issues any Common Stock other than for certain enumerated exceptions set forth in the Modification and Waiver Agreement, for a consideration less than $0.485 per share.

In connection with the Modification and Waiver Agreement, the Investors agreed to convert an aggregate of $150,000 due and payable under the Notes into 200,000 shares of the Company’s Common Stock effective as of June 4, 2007.

The foregoing description of the Modification and Waiver Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Number	Description
10.1	Modification and Waiver Agreement dated June 4, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC LEISURE CORPORATION

Date: June 8, 2007	By: /s/ Daniel G. Brandano
Daniel G. Brandano
President and Chief Executive Officer